HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER ANNOUNCES RESUMPTION OF SCIENCE ROLE FOR HOLLINGER

Michael Schiltz Appointed Acting President

David McManamy Elected Interim Chairman of the Board

ALGONA, IA, November 26, 2008 — Hydrogen Engine Center, Inc., (OTC BB: HYEG) (the “Company,” “HEC”) developer, manufacturer and distributor of turn-key alternative-fuel energy solutions for the industrial and power generation markets, today announced that Ted Hollinger, founder and Chairman of HEC, has advised HEC Board of Directors of his intention to relinquish his responsibilities as Chairman of the Board, member of the Board and his positions as Acting President and CEO of the Company. Mr. Hollinger wishes to stay with the company as Chief Scientist.

Mr. Hollinger's decision to step down from his management and board positions with the company was prompted in large part by health concerns. Mr. Hollinger will devote his efforts to the maintenance and future development of HEC patents and other proprietary technology. "At present," said Mr. Hollinger, "I am uanble to continue the general management of the company and still provide the energy required to pursue science and invention for the Company’s benefit. When I realized I had to simplify my life, it was an easy decision for me to choose the role of scientist over the role of manager. I will continue to participate, on behalf of the company, in scientific meetings, investor meetings, and consultations to provide expertise and guidance as needed for continued growth and development of HEC’s technology and other intellectual property.”

In response to Mr. Hollinger’s request, the Board of Directors has named Michael Schiltz, currently the Vice President of Operations at HEC, as Acting President of HEC Iowa and HEC Nevada and has appointed Mr. Schiltz to the Board of Directors of those entities to fill the position vacated by Mr. Hollinger. The Board has also announced the appointment of David McManamy as the Interim Chairman of the Board for HEC Iowa and HEC Nevada.

It is the Company’s intention to move with deliberate speed to facilitate a smooth transition into the new era for Hydrogen Engine Center.

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (the “Company,” “HEC”) manufactures and distributes turn-key alternative-fuel energy solutions for the industrial and power generation markets. HEC systems, when coupled with traditional wind-driven generators, enable the generation of constant power, something that wind-turbines on their own cannot do. HEC systems do this by using the excess energy produced by wind turbines to first make Hydrogen, and then use this Hydrogen to power a proprietary engine/generator system to produce electricity during windstill times. The Company trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased or unforeseen levels of competition for the Company, new products and technological changes, the Company’s ability to hire and retained qualified employees, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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